                                                                     EXHIBIT 8.2

                  [LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]



                               October 12, 1999



Nichols Research Corp.
Executive Floor
4090 South Memorial Pkwy Bldg. 5
Huntsville, AL 35802

Ladies & Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Nevada Acquisition Corporation, a Delaware corporation ("Acquisition") and a direct, wholly owned subsidiary of Computer Sciences Corporation, a Nevada corporation ("Parent"), with and into Nichols Research Corporation, a Delaware corporation ("Company").

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of September 19, 1999 by and among Company, Parent and Acquisition (the "Merger Agreement"), the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") filed by Company with the Securities and Exchange Commission (the "SEC"), and the Registration Statement filed on Form S-4 by Parent with the SEC on October 12, 1999, in which the Proxy Statement/Prospectus is included as a part (with all the amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent, Company and Acquisition.

          Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with, the terms set forth in, the Merger Agreement, (3) the accuracy of the representations made by Company, which are set forth in the certificate delivered to us by Company and dated the date hereof, (4) the accuracy of the representations made by Parent and Acquisition which are set forth in the certificate delivered to us by Parent and dated the date hereof, (5) the accuracy of the representations made by certain stockholders of Company which are set forth in the certificates delivered to us by such stockholders and dated the date hereof, and (6) that any representations made in such certificates or in the Merger Agreement "to the knowledge of" or similarly qualified are true, correct and complete without such qualifications.

          Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          We express no opinion concerning any tax consequences of the Merger other than that specifically set forth herein.

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                  Very truly yours,


                                  /s/ Weil, Gotshal & Manges LLP

                                  Weil, Gotshal & Manges LLP

                                       2